INTELLECTUAL PROPERTY ASSIGNMENT AND LICENSE AGREEMENT

This intellectual property assignment and license agreement (this “Agreement”) is entered into as of January 1, 2021 (the “Effective Date”), by and between KES SCIENCE & TECHNOLOGY, INC., a Georgia corporation having its address at 3625 Kennesaw North Industrial Parkway, Kennesaw, Georgia 30144 (“KES”), KES AIR TECHNOLOGIES, LLC, a Georgia limited liability company having its address at 3625 Kennesaw North Industrial Parkway, Kennesaw, Georgia 30144 (“Kes Air”), and AKIDA HOLDING, LLC, a Florida limited liability company having its address at 2300 Marshpoint Road Suite 202, Neptune Beach, Florida 32266 (“Akida”). KES, Kes Air and Akida are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, each of the Parties is engaged in the business of manufacturing, marketing, selling, and distributing various product lines of hydrocarbon gas and airborne pathogen removal systems known as Airocide, and utilizing Airocide Technology and Catalyst, as defined herein (collectively referred to as the “Field”);

WHEREAS, the Parties wish to establish and clarify their respective rights with respect to ownership and concurrent use of certain trademarks, patents, and intellectual property; distribution, market rights, and territories; and current product lines and future product development, as hereinafter set forth;

WHEREAS, this Agreement is a condition precedent to certain asset purchase agreement (the “Asset Purchase Agreement”) among Akida, as the seller, Applied UV, Inc., a Delaware corporation having its principal place of business at 150 North MacQuesten Parkway, Mount Vernon, New York 10550 (“Parent”) and SteriLumen, Inc., a New York corporation having its principal place of business at 8480 East Orchard Road Suite 2400, Greenwood Village, Colorado 80111 (“Purchaser”), whereby Purchaser intends to purchase substantially all of the assets and assume certain liabilities of Akida;

WHEREAS, the Parties understand and agree that upon the closing of the Asset Purchase Agreement, Purchaser and Parent will be third-party beneficiaries of this Agreement;

WHEREAS, this Agreement is a condition precedent to a certain management services agreement by and between the Parties, whereby KES intends to perform certain services to manage Akida’s commercial supply chain and distribution processes; and

WHEREAS, this Agreement is a condition precedent to certain supply agreement by and between Akida and KES, whereby KES is expected to manufacture hydrocarbon gas and airborne pathogen removal systems, developed exclusively for Akida and funded by KES.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

I.  Definitions

In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings set forth below:

“Airocide Technology” means the technology that consists of the hydrocarbon gas and airborne pathogen removal systems originally developed by KES and based on the technology licensed to KES by the Wisconsin Alumni Research Foundation (WARF) developed on behalf of and financed by the National Aeronautics and Space Administration (NASA). Airocide Technology employs the Catalyst in a process that creates a permanent bond between glass and titanium dioxide. The Catalyst is placed within reaction chambers of varying dimensions and irradiated with 254 nanometer (UV-C) light, resulting in the production of surface-bound hydroxyl radicals that oxidize any organic compound with which they come into contact. Airocide Technology may be combined with various filtration media to create a highly effective pathogen removal system.

“Catalyst” means the borosilicate glass tubules or similar substrates that are coated with a proprietary titanium dioxide (TiO2) solution and placed inside Airocide’s reaction chambers.

“Change of Control” means: (i) a sale of all or substantially all of the assets of KES; (ii) the acquisition of more than 50% of the voting power of the outstanding securities of KES by another entity by means of any transaction or series of related transactions (including, without limitation, reorganization, merger, or consolidation) unless KES’s stockholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of their continuing to hold such stock or their receipt in exchange therefor of securities issued as consideration for KES’s outstanding stock), hold at least 50% of the voting power of the surviving or acquiring entity; or (iii) any reorganization, merger, or consolidation in which KES is not the surviving entity, excluding any merger effected exclusively for the purpose of changing the domicile of KES.

“Copyrights” means: (i) any rights in original works of authorship fixed in any tangible medium of expression as set forth in 17 U.S.C. § 101 et. seq.; (ii) all registrations and applications to register the foregoing anywhere in the world; (iii) all counterparts and analogous rights anywhere in the world; and (iv) all rights in and to any of the foregoing.

“Distributor Agreement” means the exclusive global distributor agreement dated August 6, 2007, as amended on December 10, 2007, December 22, 2007, November 9, 2010, and December 6, 2010, between Akida and Kes Air.

“Intellectual Property” (whether or not capitalized) means all Copyrights, Patents, Trademarks, Technology, and all other forms of intellectual property, including waivable or assignable rights of publicity or moral rights, and any right to bring suit or collect damages for the infringement, misappropriation, or violation of the foregoing, anywhere in the world.

“Patents” means: (i) patents and patent applications, worldwide, including all divisions, continuations, continuing prosecution applications, continuations in part, reissues, renewals, reexaminations, and extensions thereof and any counterparts worldwide claiming priority therefrom; utility models, design patents, patents of importation/confirmation, and certificates of invention and like statutory rights; and (ii) all right in and to any of the foregoing.

“Prior License” means a non-exclusive, perpetual, irrevocable, paid-up license to use certain Trademarks in the ordinary course of KES’s business granted by Akida to KES Air under the Prior License Agreement.

“Prior License Agreement” means an assignment of trademark rights and grant-back license agreement dated December 5, 2011, as amended on January 1, 2013, between Akida and Kes Air.

“Technology” means any and all technical information, specifications, drawings, records, documentation of processes and materials works of authorship or other creative works, ideas, knowledge, know-how, trade secrets, invention disclosures, or other data protectable under laws of applicable jurisdiction anywhere in the world other than Copyrights, Patents, and Trademarks.

“Territory” means the territory of the United States and Canada.

“Trademarks” means: (i) trademarks, service marks, logos, trade dress and trade names, URLs, and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise); (ii) all registrations and applications to register the foregoing anywhere in the world; (iii) all goodwill associated therewith; and (iv) all rights in and to any of the foregoing.

II. Prior Agreements

2.1.  Termination of Distributor Agreement. The Distributor Agreement is hereby terminated as of the Effective Date and has no further effect. To the extent any provisions of the Distributor Agreement are determined by any court, arbitration, or governmental entity to remain in force and effect following the Effective Date, in the event of any inconsistency between this Agreement and the Distributor Agreement, this Agreement shall prevail.

2.2.  Prior License Agreement. The Prior License Agreement is hereby terminated as of the Effective Date and has no further effect. To the extent any provisions of the Prior License Agreement are determined by any court, arbitration, or governmental entity to remain in force and effect following the Effective Date, in the event of any inconsistency between this Agreement and the Prior License Agreement, this Agreement shall prevail.

III.  Existing Intellectual Property

3.1.  Akida Trademarks. Akida is the owner of the Trademarks and pending United States and foreign trademark applications listed on Exhibit A attached hereto, along with (i) all foreign trademarks, and the right to claim priority based on the filing date of the Trademarks under the Paris Convention for the Protection of Industrial Property and all other treaties of like purposes; and (ii) the goodwill associated with the Trademarks symbolized thereby (the “Akida Trademarks”).

3.2.  Akida Patents. Akida is the owner of the Patents listed on Exhibit B attached hereto, along with all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations, and renewals thereof (the “Akida Patents”).

3.3.  KES Trademarks. KES is the owner of the Trademarks listed on Exhibit C attached hereto.

3.4.  KES Patents. KES is the owner of the Patents listed on Exhibit D attached hereto.

3.5.  Copyrights and Technology. KES and Akida own certain Copyrights, Technology, and other Intellectual Property connected with the use in commerce of their respective Patents and Trademarks in the Field. “Akida Intellectual Property” comprises the Akida Patents, Akida Trademarks, and Akida’s Copyrights and Technology.

3.6.  No Other Intellectual Property. The Parties represent and acknowledge that the Parties do not own any other Intellectual Property directly or indirectly connected with the Field.

IV.  Assignment

4.1.  Intellectual Property Assignment. In accordance with this Agreement, KES hereby sells, assigns, conveys, transfers, and agrees to deliver to Akida, and Akida hereby acquires from KES, all of KES’s right, title, and interest, in the United States and throughout the world, in and to the following Intellectual Property (collectively, the “Assigned Intellectual Property”):

(i)  KES’s Trademarks, Patents, Copyrights, and Technology listed in Exhibits to this Agreement and related to the Field and owned by KES on the Effective Date;

(ii)  The Catalyst, processes and documentation relating to its production, formulation and use;

(iii)  any other Intellectual Property or intellectual property rights, including, but not limited to, the entirety of Intellectual Property pertinent to the Prior License Agreement directly or indirectly related to the Field and owned by KES on the Effective Date;

(iv)  any and all rights and entitlements, contractual and other claims, rights to apply for registration rights, demands, and causes of action for royalties, fees, or other income from, or infringement, misappropriation, or violation of, any of the foregoing, and all of the proceeds from the foregoing that are accrued and unpaid as of, or accruing after, the Effective Date in connection with items (i) and (ii) above.

4.2.  Remainder of Intellectual Property. KES hereby declares that, as to any of the assets, rights, or interests intended to be included in the Assigned Intellectual Property hereby conveyed, the title to which may not have passed to Akida by virtue of the assignment or any transfer or assignment which may from time to time be executed and delivered pursuant to the provisions hereof, KES holds such assets, rights, or interests in trust for the benefit of Akida to transfer and assign the same as Akida may from time to time direct. KES shall hold such asset or other rights for the exclusive benefit of Akida and shall take any and all action with respect thereto as Akida may reasonably direct for Akida’s account and benefit.

4.3.  Recordation. KES authorizes the pertinent governmental officials to record and register the assignment upon request by Akida.

4.4.  Cooperation. Attorney-in-fact. KES agrees to perform all commercially reasonable acts deemed necessary or desirable by Akida to permit and assist Akida, at Akida’s expense, in obtaining and enforcing the full benefits, enjoyment, rights, and title throughout the world in the Assigned Intellectual Property, to be assigned or licensed to Akida under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, trademark, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, trademark, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Assigned Intellectual Property. In the event that Akida is unable for any reason, after reasonable effort to contact KES, to secure KES’s signature(s) to any document required to file, prosecute, register, or memorialize the assignment of any Patent, Copyright, Trademark, mask work, or other applications or to enforce any Patent, Copyright, mask work, moral right, trade secret, or other proprietary right under any Assigned Intellectual Property (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of such Assigned Intellectual Property), KES hereby irrevocably designates and appoints Akida and Akida’s duly authorized officers and agents as KES’s agents and attorneys-in-fact to act for and on KES’s behalf and instead of KES, (a) to execute, file, prosecute, register, and memorialize the assignment of any such application, (b) to execute and file any documentation required for such enforcement, and (c) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of Patents, Copyrights, mask works, moral rights, trade secrets, or other rights under the Assigned Intellectual Property, all with the same legal force and effect as if executed by KES.

4.5.  Further Clarifications. Except as provided in this Agreement in connection with the License (as defined in Section 5.1), KES, by the sale and assignment of the Assigned Intellectual Property, renounces and waives any and all rights it may have to limit the use, distribution, modification, licensing, or sale any of the subject matter of the Assigned Intellectual Property by KES or its licensees, successors, or purchasers, or to receive any compensation whatsoever by reason of any use, distribution, modification, licensing, or sale of the subject matter for the Assigned Intellectual Property. The sale and assignment under this Agreement are intended to be and is an absolute sale and assignment of all right, title, and interest of KES in and to the Assigned Intellectual Property. This Assignment is not executed as a security in any respect. As of the Effective Date, Akida shall be the sole and lawful owner of the interest in and to the Assigned Intellectual Property and shall have all rights of KES in relation to the Assigned Intellectual Property prior to the Effective Date.

V.  Grant of License and Acknowledgement of Limitation

5.1.  Grant of License. Subject to the terms and conditions of this Agreement, as of the Effective Date, Akida hereby grants to KES a non-exclusive, non-sublicensable, fully paid-up, perpetual, irrevocable (subject to the terms of this Agreement), non-transferable (except as provided for herein), license in the Territory to (i) the Assigned Intellectual Property and (ii) Akida Intellectual Property to make, have made, use, sell, offer for sale, and otherwise exploit for KES’s products and services solely within KES limits of use, as listed on Exhibit E attached hereto (the “License”).

5.2.  Limited Right to Sublicense. KES shall have the right to sublicense the License only upon complying with the following conditions:

(i)	KES must notify Akida in writing in advance of any proposed sublicense and provide Akida an opportunity to review and confirm compliance with the limitations of this Agreement;
(ii)	No sublicense permitted hereunder shall exceed the scope of the rights and license granted to KES under the License as provided in Section 5.1, and no sublicensee shall have the right to grant any further sublicense of any right or license;
(iii)	Any sublicense agreement shall be in writing and must include an express agreement by the sublicensee to be bound by the terms, conditions and restrictions of this Agreement;
(iv)	KES’s execution of a sublicense agreement shall not relieve KES of any of its obligations under this Agreement;
(v)	KES shall be primarily liable for any act, omission or breach of any sublicensee and shall be deemed in breach of this Agreement as a result of any such sublicensee act, omission or breach; and
(vi)	KES shall enforce all sublicenses at its sole cost, including but not limited to any legal expenses related to such enforcement.

5.3.  Any purported sublicense not in compliance with the requirements of this Agreement shall be null and void. The Parties acknowledge that KES has entered into that certain sublicense agreement with Sub Zero Freezer Company, Inc., dated May 9, 2007 (the “Kes-Sub Zero Agreement”), and Akida consents to the Kes-Sub Zero Agreement. Akida agrees that a sale of any or all of KES’s business, that is in compliance with Article VI, shall not be considered a sublicense, and KES’s successor in interest shall have the same rights and obligations under this Agreement as possessed by KES.

5.4.  No Implied Rights. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel, or otherwise, under any intellectual property rights, other than as expressly granted in the License.

5.5.  Subject to the terms and conditions of this Agreement and subject to the License being in force and effect, Akida hereby agrees to the limitations of its use of the Assigned Intellectual Property (the “Limitations”) in the Territory solely within Akida’s restrictions of use as listed on Exhibit E attached hereto.

5.6.  Termination of License and Limitations. The Parties understand and acknowledge that the License and the Limitations herein shall be automatically terminated upon the occurrence of any of the following events:

(i)	an insolvency or bankruptcy of KES that causes a cessation of KES’s operations;
(ii)	a material breach by KES of any of the provisions of this Agreement that has not been cured within sixty (60) days after KES’s receipt of written notice of such breach, which cure period may be extended by Akida at KES’s request, which extension shall not be unreasonably withheld; or
(iii)	a ROFR is not provided to Akida in breach of Article VI.

VI.  Change of Control

KES agrees that prior to KES or any of its affiliates consummating or making a binding commitment to consummate a transaction that would result in a Change of Control of KES, it will provide Akida with written right of first refusal (a “ROFR”) to acquire the same assets or shares being sold by KES on the same terms as the proposed transaction as evidenced by a term sheet or letter of intent signed by the parties to the proposed transaction and Akida will have seven (7) business days to accept such ROFR.

VII.  Mutual Nondisclosure and Confidentiality

7.1.  Either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about the Disclosing Party’s business affairs, products, and services (including any forecasts), and confidential information and materials comprising or relating to Intellectual Property rights, trade secrets, third-party confidential information, and other sensitive or proprietary information. Such information, as well as the terms of this Agreement, whether orally or in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential” constitutes “Confidential Information” hereunder. Confidential Information does not include information that at the time of disclosure and as established by documentary evidence:

(i)  is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section by the Receiving Party or any of its representatives;

(ii)  is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(iii)  was known by or in the possession of the Receiving Party or its representatives prior to being disclosed by or on behalf of the Disclosing Party;

(iv)  was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information; or

(v)  is required to be disclosed pursuant to applicable laws.

7.2.  Protection of Confidential Information. The Receiving Party shall:

(i)  protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(ii)  not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise the Receiving Party’s rights or perform its obligations under this Agreement; and

(iii)  not disclose any such Confidential Information to any person, except to the Receiving Party’s representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise the Receiving Party’s rights or perform its obligations under this Agreement.

The Receiving Party shall be responsible for any breach of this Section caused by any of its representatives. Upon the termination of this Agreement and at the Disclosing Party’s request, the Receiving Party shall promptly return all Confidential Information and copies thereof that it has received under this Agreement. In addition, the Parties understand and agree the Akida Technology shall be included in the definition of Confidential Information and KES shall be considered the Receiving Party with respect to such Confidential Information and shall refrain from its disclosure in perpetuity.

VIII.  Representations and Warranties

8.1.  Representations of KES.

(i)  KES has been duly organized and is validly subsisting, current in all filings, including, but not limited to, tax filings, and in good standing under the laws of its jurisdiction.

(ii)  KES has all requisite capacity and authority to execute and deliver this Agreement and any and all other instruments and agreements required to be executed and delivered by KES pursuant to this Agreement. This Agreement and any ancillary document executed in connection therewith by KES represent valid and binding obligations of KES enforceable against KES in accordance with their terms.

(iii)  Neither the execution and delivery by KES of this Agreement, nor the consummation by KES of the transactions contemplated herein, will violate, or be in conflict with, or constitute a default (or an event or condition that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt, liability, contract, agreement, or other arrangements to which KES is a party.

(iv)  KES has not assigned, transferred, or conveyed, and will not hereafter attempt to assign, transfer or convey (except a sale in compliance with Article VI), the Assigned Intellectual Property, or any other rights, title, and interests assigned hereunder, or any interest or right therein, to any person or entity other than to Akida pursuant to this Assignment. KES has no knowledge of any claim of ownership by any other party in and to the Assigned Intellectual Property.

(v)  All of the Trademarks and Patents related to the Field and owned by KES are set forth on Exhibits C and D, respectively.

8.2.  Representations of Akida.

(i)  Akida has been duly organized and is validly subsisting, current in all filings, including, but not limited to, tax filings, and in good standing under the laws of its jurisdiction.

(ii)  Akida has all requisite capacity and authority to execute and deliver this Agreement and any and all other instruments and agreements required to be executed and delivered by Akida pursuant to this Agreement. Assignment under this Agreement and any ancillary document executed in connection herewith by Akida represent valid and binding obligations of Akida enforceable against Akida in accordance with their terms.

(iii)  Solely to the extent of Akida Intellectual Property, Akida has not assigned, transferred, or conveyed, and will not hereafter attempt to assign, transfer, or convey, Akida Intellectual Property, or any other rights, title, and interests assigned hereunder, or any interest or right therein, to any person or entity. Akida has no knowledge of any claim of ownership by any other party in and to the Assigned Intellectual Property.

IX.  Indemnification

9.1.  KES Indemnification. To further induce Akida to enter into this Agreement, KES agrees and covenants to indemnify, defend, and hold harmless Akida and Akida’s partners, successors, assigns, agents, and attorneys (collectively, the “Indemnitees” or, each individually, an “Indemnitee”) from and against all demands, claims, actions, or causes of action, assessments, losses, taxes, damages, liabilities, costs, and expenses, including, without limitation, interest, penalties, and reasonable attorneys’ fees and expenses (collectively, “Damages”), asserted against, assessed upon, resulting to, imposed upon, or incurred by an Indemnitee by reason of or resulting from a breach or threatened breach of any representation, warranty, covenant, obligation, or agreement of KES contained in or made pursuant to this Agreement or any facts or circumstances constituting such a breach, or any such Damages accruing prior to the Effective Date or otherwise arising as a result of KES’s ownership, usage, or handling of the Assigned Intellectual Property or Akida Intellectual Property, as well as all other rights, title, and interests assigned hereunder.

9.2.  Akida Indemnification. To further induce KES to enter into this Agreement, Akida agrees and covenants to indemnify, defend, and hold harmless KES’s Indemnitees from and against all Damages, asserted against, assessed upon, resulting to, imposed upon, or incurred by an Indemnitee by reason of or resulting from a breach or threatened breach of any representation, warranty, covenant, obligation, or agreement of Akida contained in or made pursuant to this Assignment or any facts or circumstances constituting such a breach, or any such Damages accruing prior to the Effective Date or otherwise arising as a result of Akida’s ownership, usage, or handling of Akida Intellectual Property.

X.  Miscellaneous

10.1.  Entire Agreement. This Agreement and all related exhibits and schedules constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

10.2.  Successors. This Agreement is binding upon the Parties and inures to the benefit of the Parties and each Party’s respective heirs, executors, administrators, legal representatives, successors, and permitted assigns. This Section 10.2 does not address, directly or indirectly, whether a Party may assign its rights or delegate its performance under this Agreement, which Section 10.3 separately addresses.

10.3.  Third-Party Beneficiaries. The Parties agree that the Parent and the Purchaser are third-party beneficiaries of all of rights and benefits hereunder and each may enforce the provisions hereof as if it were a party hereto.

10.4.  Assignment. KES hereby acknowledges that a condition precedent to the Purchase Agreement is the assignment of this Agreement and all of Akida’s rights hereunder to the Purchaser and KES hereby consents to any such assignment. KES shall not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of Akida. Notwithstanding the forgoing, in the event of a Change of Control and KS has complied with Article VI in connection with such Change of Control, KES may assign any or all its rights under this Agreement upon prior written notice to Akida and an express agreement by such successor/purchaser to assume and be bound by the terms, conditions and restrictions of this Agreement. Any purported assignment or delegation in violation of this Section shall be null and void.

10.5.  Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by electronic mail; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth herein or to such other address as either Party may provide in writing. Parties’ contact addresses:

If to KES and/or Kes Air:

KES SCIENCE & TECHNOLOGY INC.

KES AIR TECHNOLOGIES, LLC

3625 Kennesaw North Industrial Parkway

Kennesaw, GA 30144

Attn: John Hayman, President

E-mail: jhayman@kesscience.com

Courtesy copy:

Matt Thiry Law, LLC

P.O. Box 923054

Peachtree Corners, GA 30010

Attn: Matt Thiry

E-mail: Matt@MattThiryLaw.com

If to Akida:

AKIDA HOLDING, LLC

2300 Marshpoint Road, Suite 202

Neptune Beach, FL 32266

Attn: David E. Kight

E-mail: dkight@akidaholdings.com

Courtesy copy:

Abel Bean Law, P.A.

100 N. Laura Street, Suite 501

Jacksonville, FL 32202

Attn: Karen Ibach Bowden

E-mail: kbowden@abelbeanlaw.com

10.6.  Waiver; Modification. If a Party waives any term, provision, or the other Party’s breach of this Agreement, such waiver shall not be effective unless it is in writing and signed by such Party. No waiver by a Party of a breach of this Agreement shall constitute a waiver of any other or subsequent breach by such Party. This Agreement may be modified only by mutual written agreement of authorized representatives of the Parties.

10.7.  Remedies. The remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which a Party may be lawfully entitled.

10.8.  Fees; Expenses. Unless otherwise provided in this Agreement, each Party shall bear all fees and expenses incurred in performing its obligations under this Agreement.

10.9.  Severability. If any other provision of this Agreement is adjudicated to be invalid, unenforceable, contrary to, or prohibited under applicable laws or regulations of any jurisdiction, such provision shall be severed and the remaining provisions shall continue in full force and effect. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business, and other purposes of such invalid or unenforceable term.

10.10.  No Contra Proferentem. This Agreement has been negotiated and approved by the Parties jointly, and each respective Party acknowledges that it had ample time and opportunity to obtain legal and other professional advice which it may deem necessary or desirable with respect to this Agreement and the transactions contemplated hereunder, and that legal principle of contra proferentem shall not apply or be applied.

10.11.  Governing Law; Venue. All questions concerning the construction, validity, enforcement, and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of law thereof. If any dispute should arise between the parties that cannot be resolved informally, it shall be settled by arbitration in the Delaware office of the American Arbitration Association before a panel of three arbitrators designated by the American Arbitration Association in accordance with the Rules of the American Arbitration Association then obtaining in Delaware. The cost of any arbitration proceedings and the prevailing Party’s attorneys’ fees shall be borne by the Party against whom an award is made. The decision of the arbitrators shall be binding and conclusive upon the Parties. If the American Arbitration Association shall not then be in existence, arbitration shall be conducted by such other organization, if any, as shall then have become the successor of said Association.

10.12.  Waiver of Jury Trial. BOTH PARTIES AGREE TO WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN THE RESOLUTION OF ANY DISPUTE OR CLAIM, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN ANY OF THE PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THIS AGREEMENT.

10.13.  Interpretation. For purposes of this Agreement, (i) the words “include,” “includes,” and “including” are deemed to be followed by the words “without limitation;” (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (a) to sections and exhibits mean the sections of and exhibits attached to, this Agreement; (b) to an agreement, instrument, or other documents means such agreement, instrument, or other documents as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (c) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The schedules and exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

10.14.  Headings. The headings of the various sections and subsections herein are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.

10.15.  Counterparts; Electronic Signatures. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the Effective Date.

KES SCIENCE & TECHNOLOGY, INC.	AKIDA HOLDING, LLC

______________________________	______________________________
Name:	Name:
Title:	Title:

KES AIR TECHNOLOGIES, LLC.

______________________________

Name:

Title:

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Exhibit A

Akida Trademarks

Mark	App No. / Reg. No.	Jurisdiction	Status
AIROCIDE (stylized and/or with design) Class 11 Int.	App. No. 3133395	Argentina	App. Filed December 6, 2011 (pending)
AIROCIDE (stylized and/or with design) Class 11 Int.	Reg. No. 1463186	Australia	Registered April 19, 2012 (next renewal December 5, 2021)
AIROCIDE (stylized and/or with design) Class 11 Int.	Reg. No. TM89652	Bahrain	Registered September 19, 2013
AIROCIDE (stylized and/or with design) Class 11 Int.	Reg. No. 904326187	Brazil	Registered December 20, 2016
AIROCIDE (stylized and/or with design) Class 11 Int.	Reg. No. TMA856486	Canada	Registered July 30, 2013
AIROCIDE DS (stylized and/or with design) Class 11 Int.	Reg. No. TMA910781	Canada	Registered August 11, 2015
AIROCIDE (stylized and/or with design) Class 11 Int.	Reg. No. 10273356	China	Registered April 28, 2013
AIROCIDE DS (stylized and/or with design) Class 11 Int.	Reg. No. 13037213	China	Registered December 28, 2014
AIROCIDE (stylized and/or with design) Class 11 Int.	Reg. No. 2244353	India	Registered September 19, 2018 (next renewal December 5, 2021)
AIROCIDE Class 11 Int.	Reg. No. 1112791	India	Registered August 19, 2013 (next renewal February 18, 2021)
AIROCIDE Class 11 Int.	Reg. No. 2101682	India	Registered December 1, 2012 (next renewal February 18, 2021)
AIROCIDE (stylized and/or with design) Class 11 Int.	Reg. No. 010472091	European Union	Registered December 6, 2012 (next renewal December 6, 2021)
AIROCIDE DS (stylized and/or with design) Class 11 Int.	Reg. No. 012031605	European Union	Registered December 4, 2013
AIROCIDE Class 11 Int.	Reg. No. 006232052	European Union	Registered June 26, 2008
AIROCIDE (stylized and/or with design) Class 11 Int.	Reg. No. 5649106	Japan	Registered February 14, 2014
AIROCIDE DS (stylized and/or with design) Class 11 Int.	Reg. No. 5649105	Japan	Registered February 14, 2014
AIROCIDE (stylized and/or with design) Class 11 Int.	Reg. No. 401055519	Republic of Korea	Registered August 27, 2014
AIROCIDE DS (stylized and/or with design) Class 11 Int.	Reg. No. 401053772	Republic of Korea	Registered August 13, 2014
AIROCIDE (stylized and/or with design) Class 11 Int.	Reg. No. 104011	Kuwait	Registered January 31, 2013 (next renewal December 3, 2021)
AIROCIDE DS (stylized and/or with design) Class 11 Int.	Reg. No. 2013010922	Malaysia	Registered February 24, 2016
AIROCIDE (stylized and/or with design) Class 11 Int.	Reg. No. 2013010921	Malaysia	Registered March 14, 2017
AIROCIDE (stylized and/or with design) Class 11 Int.	Reg. No. 1314363	Mexico	Registered September 26, 2012 (next renewal December 6, 2021)
AIROCIDE (stylized and/or with design) Class 11 Int.	Reg. No. 71473	Oman	Registered October 30, 2013 (next renewal December 4, 2021)
AIROCIDE (stylized and/or with design) Class 11 Int.	Reg. No. 71831	Qatar	Registered December 23, 2015 (next renewal December 6, 2021)
AIROCIDE (stylized and/or with design) Class 11 Int.	Reg. No. 476201	Russian Federation	Registered December 6, 2012 (next renewal December 5, 2021)
AIROCIDE (stylized and/or with design) Class 11 Int.	Reg. No. 143300489	Saudi Arabia	Registered March 6, 2013 (next renewal August 15, 2021)
AIROCIDE (stylized and/or with design) Class 11 Int.	Reg. No. T1312528F	Singapore	Registered May 12, 2014
AIROCIDE DS (stylized and/or with design) Class 11 Int.	Reg. No. T1312526Z	Singapore	Registered August 2, 2013
AIROCIDE DS (stylized and/or with design) Class 11 Int.	Reg. No. 161109192	Thailand	Registered August 6, 2013
AIROCIDE (stylized and/or with design) Class 11 Int.	Reg. No. TM401921	Thailand	Registered April 8, 2013
AIROCIDE (stylized and/or with design) Class 11 Int.	Reg. No. 165973	United Arab Emirates	Registered June 13, 2016
AIROCIDE Class 11 Int.	Reg. No. 3147713	United States	Registered September 26, 2006
AIROCIDE (stylized and/or with design) Class 11 Int.	Reg. No. 4181949	United States	Registered July 31, 2012
AIR PURIFICATION THAT WORKS Class 11 Int.	Reg. No. 5649105	United States	Registered August 5, 2014
AIROCIDE DS (stylized and/or with design) Class 11 Int.	Reg. No. 4539183	United States	Registered May 27, 2014
AIROCIDE Class 11 Int.	App. No. 4201724610	Vietnam	Applied August 7, 2017 Published January 25, 2018
AIROCIDE & design Class 11 Int.	App. No. 4201724609	Vietnam	Applied August 7, 2017 Published January 25, 2018

3

Exhibit B

AKIDA Patents

Title	App No. / Patent No.	Jurisdiction	Status
Air Purification System	Patent No. 343986	Australia	Granted August 21, 2012
Air Purification System	Patent No. BR3020120038731	Brazil	Granted March 18, 2016
Air Purification System	Patent No. 146755	Canada	Granted May 8, 2014
Air Treatment System	Patent No. 2863652	Canada	Granted March 19, 2019
Air Purification System	Patent No. CN 302280990 S	China	Granted January 9, 2013
Air Treatment System	Patent No. CN 104703631 B	China	Granted June 1, 2018
Air Purification System	Patent No. 002083014-0001	European Community	Granted August 2, 2012
Photocatalytic Air Treatment System and Method	Patent No. 1977771	European Patent Convention	Granted June 19, 2013
Air Treatment System	Patent No. 2809359	European Patent Convention	Granted October 24, 2018
Photocatalytic Air Treatment System and Method	Patent No. 1977771	Finland	Granted June 19, 2013
Photocatalytic Air Treatment System and Method	Patent No. 1977771	France	Granted June 19, 2013
Photocatalytic Air Treatment System and Method	Patent No. 1977771	Germany	Granted June 19, 2013
Photocatalytic Air Treatment System and Method	Patent No. GC0004446	Gulf Cooperation Council	Granted November 16, 2016
Photocatalytic Air Treatment System and Method	Patent No. 1123754	Hong Kong	Granted February 28, 2014
Air Treatment System	App. No. 15105460.3 Publication No. 1205003A	Hong Kong	Applied June 9, 2015 Published December 11, 2015
Photocatalytic Air Treatment System and Method	Patent No. 273412	India	Granted March 6, 2016
Air Purification System	Patent No. 246790	India	Granted March 15, 2013
Air Purification System	Patent No. 1470823	Japan	Granted April 26, 2013
Air Treatment System	Patent No. 6165177	Japan	Granted June 30, 2017
Air Purification System	Patent No. 30-0766718	Korea	Granted October 13, 2014
Air Treatment System	App. No. 10-2014-7024189	Korea	Pending - Application filed February 1, 2013
Air Purification System	Patent No. 38646	Mexico	August 3, 2013
Air Treatment System	App. No. PCT/US2013/024319 Publication No. WO 2013/116630	Patent Cooperation Treaty	Applied February 1, 2013 Published August 8, 2013 (nationalize)
Air Purifier	Patent No. 85882	Russian Federation	July 16, 2013
Air Treatment System	Patent No. 1623713	Taiwan	Granted May 11, 2018
Air Treatment System	Patent No. 1660146	Taiwan	Granted May 21, 2019
Air Purification System	Patent No. 2964	United Arab Emirates	Granted August 8, 2018
Photocatalytic Air Treatment System and Method	Patent No. 1977771	United Kingdom	Granted June 19, 2013
Air Purification Device	Patent No. D709,605	United States	Granted July 22, 2014
Air Treatment System	Patent No. 8,961,895	United States	Granted February 24, 2015
Photocatalytic Air Treatment System and Method	App. No. 16/238,026 Publication No. US-2019-0134250-A1	United States	Applied January 2, 2019 Published May 9, 2019
Photocatalytic Air Treatment System and Method	App. No. 17/015,956	United States	Applied September 9, 2020 (pending)

4

Exhibit C

KES TRADEMARKS

Mark	Serial No. / Reg. No.	Jurisdiction	Status	Owner
AIROCIDE HD Class 11	Serial No. 88946072	United States	App. Filed June 3, 2020 Published November 10, 2020 (publication complete; registration incoming)	JJS Technologies, LLC
AIROPRO Class 11	Serial No. 88946065	United States	App. Filed June 3, 2020 Published November 10, 2020 (publication complete; registration incoming)	JJS Technologies, LLC
AIROCLEAN Class 11	Reg. No. 5198137	United States	Registered May 9, 2017	JJS Technologies, LLC
KES Class 11	Reg. No. 4406594	United States	Registered September 24, 2013	KES Science & Technology, Inc.
KES Class 11	Reg. No. 1803180	United States	Registered November 9, 1993	KES Science & Technology, Inc.

5

Exhibit D

KES Patents

KES has no filed or issued patents.

6

Exhibit E

KES Limits of Use

The License shall be limited to the following fields and applications in the Territory:

1. Food Preservation – Commercial

•	Commercial Produce Growers and Post-Harvest Facilities, excluding vineyards and olive growers unless such olive growers also operate a vineyard.
•	Kes’s rights under the Kes-Sub Zero Agreement. Non-built-in countertop products, walk-in wine rooms, wine caves, walk-in refrigerators, and aftermarket photocatalytic systems installed in walk-in wine rooms, wine caves, and walk-in refrigerators are excluded from the Kes-Sub Zero Agreement
•	Retail /Wholesale Food Distributors / Food Service
•	Perishable Food Transportation Systems
•	Retail Grocery
•	Back of the house in Restaurants
•	Any other type of Commercial application for Food Preservation
•	Breweries
•	Distilleries
•	Non-Alcoholic Beverage Manufacturers

2. Food Processing – Commercial

•	Commercial Food / Beverage Processing, Packaging, and Storage Facilities, not including wineries
•	Restaurants and Commercial Kitchens
•	Any other type of Commercial Food /packaging

3. Cannabis / Hemp Industry

•	Any type of commercial grow facility
•	Any type home/hobby/care-taker applications.
•	Any type of Extraction Facility
•	Any type of Infused Product manufacturer
•	Resellers / Distributors / Hydroponic Supply
•	Any type of Dispensary
•	Any type of Testing Labs
•	Any type of Storage Facilities
•	Any type of Drying / Curing Facilities
•	Any other type of facility involved with processing/handling/storage/distribution of Cannabis / Hemp products

All of the above in 1, 2 and 3 are the (“KES Fields”).

Akida’s Restrictions on Use

Akida shall not have any restrictions on use the Akida Intellectual Property or the Assigned Intellectual Property, except it shall not use the Akida Intellectual Property or the Assigned Intellectual Property in the KES Fields that are in the Territory.

7